EXHIBIT 10.31

TIVO INC.

SEVERANCE PLAN FOR FULL-TIME SENIOR EXECUTIVES

This Severance Plan for Full-Time Senior Executives (the “Plan”) sets forth the plan of Tivo Inc. (the “Company”) with respect to the payment of certain severance benefits to eligible employees of the Company (the “Severance Benefits”) in the event of termination without Cause or Involuntary Termination for Good Reason during the Effective Period (all capitalized terms are defined below).

1. Effective Date and Term. This Plan shall be effective as of March 2, 2005 (the “Effective Date”) and shall terminate upon the one (1) year anniversary of the date of hire of the Company’s next Chief Executive Officer (“CEO”) whom shall be hired following the Executive Date (collectively, the “Effective Period”).

2. Eligible Employees. Only those individuals identified by the Board of Directors of the Company (the “Board”) as eligible to participate in the Plan (the “Eligible Employees”) shall be eligible to receive Severance Benefits pursuant to this Plan. In the event that an Eligible Employee’s employment is terminated for any reason other than not for Cause or an Involuntary Termination for Good Reason, he or she shall not be eligible for any Severance Benefits under the Plan.

3. Severance Benefits. Subject to Sections 5 and 6 below, in the event of the termination of an Eligible Employee’s employment by the Company other than for Cause or an Involuntary Termination for Good Reason by an Eligible Employee during the Effective Period, an Eligible Employee shall receive the following Severance Benefits:

(a) Cash Award. On the date of an Eligible Employee’s termination of employment by the Company other than for Cause or an Eligible Employee’s Involuntary Termination for Good Reason, the Eligible Employee shall be entitled to continue to receive his or her base salary as in effect immediately prior to such termination for six (6) consecutive equal monthly installments over the six (6) month period following such termination, provided, however, to the extent required under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in the event the Eligible Employee is deemed to be a “Key Employee” (as such term is defined under Section 409A of the Code) at the time of such termination, such payment shall not be made until six (6) months following such termination or such other time as required to comply with Section 409A of the Code and any regulations promulgated thereunder.

In addition, for the period beginning after the six (6) month anniversary of such termination and ending one (1) year following the date of such termination, the Eligible Employee shall be entitled to up to an additional six (6) months of salary continuation, provided however, that the amount of such additional six (6) monthly awards shall be reduced, by the amount of compensation received by the Eligible Employee by a new employer during such additional six (6) month period, to the extent the Eligible Employee commences new employment. This reduction shall be down to and including zero in the event the Eligible Employee’s new employment base salary equals or exceeds the amount of his or her annual base salary payable by the Company as in effect immediately prior to such termination.

(b) Acceleration of Equity Awards. On the date such termination by the Company other than for Cause or an Eligible Employee’s Involuntary Termination for Good Reason occurs, the outstanding and unvested options to purchase the common stock of the Company, restricted stock or other equity awards granted under any equity plan of the Company then held by the Eligible Employee shall be accelerated in part, such that an additional amount of outstanding awards that would have vested had the Eligible Employee remained an employee of the Company for twelve (12) months following the date of such termination of employment shall become automatically vested and exercisable and shall remain exercisable for such period of time following the termination of the employment of the Eligible Executive as provided for by the specific agreements governing each such award.

(c) Benefits Continuation. Provided the Eligible Employee elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay for the applicable premium amount for the Eligible Employee and his or her dependents until the earlier of (i) the date which is one (1) year following the date of the Eligible Employee’s termination of employment other than for Cause or Involuntary Termination for Good Reason, and (ii) the date which the Eligible Employee is first covered under any other group health plan, which does not contain any exclusion or limitation, as set forth in Section 4980B(f)(2)(B)(iv) of the Code.

4. Defined Terms. For purposes of this Plan, the following definitions shall apply:

(a) “Cause” means termination of employment due to means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Eligible Employee has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or an affiliate; (ii) material breach of any agreement entered into between the Eligible Employee and the Company or an affiliate that impairs the Company’s or the affiliate’s interest therein; (iii) willful misconduct, significant failure of the Eligible Employee to perform the Eligible Employee’s duties, or gross neglect by the Eligible Employee of his or her duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or any affiliate.

(b) “Involuntary Termination for Good Reason” shall mean means that any of the following are undertaken without the Eligible Employee’s express written consent: (i) any substantial diminution in his or her title, circumstances of employment or scope of responsibilities, provided however, this shall not include internal reassignments within the Company which do not result in substantial decreases in responsibility, (ii) a reduction by the Company in his or her base compensation as in effect on the Effective Date or (iii) a relocation of his or her principal office more than fifty (50) miles from his or her location as in effect on the Effective Date.

5. Change of Control. In the event of a Change of Control of the Company during the Effective Period, this Plan shall immediately be terminated and have no further force or effect and no additional Severance Benefits shall be payable hereunder. For purposes of the Plan, “Change of Control” is definedas set forth in the Change of Control Severance Agreement entered into by such Eligible Employee with the Company.

6. Release. The payment of all Severance Benefits described herein shall be conditioned upon each Eligible Employee’s individual execution of and failure to revoke a release (the “Release”) on the Eligible Employee’s termination date of in the form attached hereto and incorporated herein as Exhibit A. Such Release shall specifically relate to each Eligible Employee’s rights and claims in existence at the time of execution and shall confirm Eligible Employee’s obligations to the Company. It is understood that, as specified in the Release, an Eligible Employee shall have a certain number of calendar days to consider whether to execute the Release and an Eligible Employee may revoke such Release within seven (7) calendar days after execution. In the event an Eligible Employee does not execute the Release within the applicable period, or if an Eligible Employee revokes such Release within the subsequent seven (7) day period, this Plan shall be null and void for the applicable Eligible Employee.

7. Taxes. Any amount payable hereunder shall be subject to applicable federal, state and local tax withholding.

8. Choice of Law. This Plan shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of California, without regard to the conflicts of law provisions thereof.

9. Assignment. The Company may assign this Plan and its rights and obligations hereunder in whole, but not in part, only to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets if, in any such case, said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto; the Company may not otherwise assign this Plan or any of its rights and obligations hereunder. Subject to the foregoing, the terms and provisions of this Plan shall be binding upon any successor to the Company (including without limitation, any purchaser or assignee of all or substantially all of the assets of the Company), and such successor shall accordingly be liable for the payment of all benefits which become due and payable under the Plan with respect to the Eligible Employees. An Eligible Employee may not assign or transfer any rights or obligations hereunder. Subject to the foregoing, this Plan shall inure to the benefit of, and shall be binding upon, the Company and the Eligible Employees and their respective successors and permitted assigns.

10. Severability. In the event that any one or more of the provisions contained in this Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Plan or any other such instrument.

Exhibit A

Release

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this          day of                     , 200    , between                      (the “Executive”), and TiVo Inc. (the “Company”) (collectively referred to herein as the “Parties”), effective eight days after the Executive’s signature (the “Effective Date”), unless the Executive revokes his or her acceptance as provided in Paragraph 4(c), below.

WHEREAS, the Executive was a senior officer of the Company, and a participant in the Executive Severance Plan adopted by the Company effective as of                      (the “Severance Plan”);

WHEREAS, the Parties agree that events have occurred that trigger the terms of the Severance Plan;

WHEREAS, the Company and the Executive now wish to document the termination of their employment relationship and fully and finally to resolve all matters between them;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. Termination of Positions as Officer and Employment. The Executive’s positions as an officer and an employee of the Company are terminated effective as of                                  (the “Termination Date”).

2. Payment of Accrued Wages. The Executive acknowledges that he has been fully compensated for all accrued wages through the Termination Date, including accrued, unused vacation, less applicable taxes and other authorized withholding.

3. Severance Benefits. The Executive shall receive Severance Benefits as described in the Severance Plan.

4. General Release of Claims by the Executive.

(a) The Executive, on behalf of himself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which the Executive is or has been a participant by virtue of his or her employment with the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which the Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Termination Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever the Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 USC Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 USC Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 USC Section 621, et seq.; the Equal Pay Act, as amended, 29 USC Section 206(d); regulations of the Office of Federal Contract Compliance, 41 CFR Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the The Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, the Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in the Company’s group medical, dental, vision, and life insurance benefit plans pursuant to the terms and conditions of the federal law known as COBRA; and

(iv) Claims for indemnity under the bylaws of TiVo Inc., or as provided for by Delaware law.

(b) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) Older Worker’s Benefit Protection Act.

The Executive agrees and expressly acknowledges that this Release includes a waiver and release of all claims which he has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Release:

(i) This paragraph, and this Release are written in a manner calculated to be understood by him.

(ii) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which he signs this Release.

(iii) This Release provides for consideration in addition to anything of value to which he is already entitled.

(iv) The Executive has been advised to consult an attorney before signing this Agreement.

(v) The Executive has been granted twenty-one (21) days after he is presented with this Release to decide whether or not to sign this Release. If he executes this Release prior to the expiration of such period, he does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi) The Executive has the right to revoke this general release within seven (7) days of signing this Release. In the event he does so, both this Release and the offer of benefits to him pursuant to the Severance Plan will be null and void in their entirety, and he will not receive any Severance Benefits.

If he wishes to revoke this Release, the Executive shall deliver written notice stating his or her intent to revoke this Release to the Company’s Chief Executive Officer, at the offices of the Company on or before 5:00 p.m. on the seventh (7th) day after the date on which he signs this Release.

5. No Assignment. The Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that the Executive may have against the Company Releasees, or any of them. The Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting such assignment or transfer of any right or claims under any such assignment or transfer from The

Executive. Provided, however, that the preceding sentence shall not apply with respect to a claim challenging the validity of this general release with respect to a claim under the Age Discrimination in Employment Act, as amended.

6. No Actions. The Executive represents and warrants that he is not presently aware of any injury for which he may be eligible for workers’ compensation benefits. The Executive agrees that if the Executive hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Company Releasees any of the Claims released hereunder, then the Executive will pay to the Company Releasees against whom such claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Company Releasees in defending or otherwise responding to said suit or Claim. Provided, however, that the Executive shall not be obligated to pay the Company Releasees’ attorney’s fees to the extent such fees are attributable to claims under the Age Discrimination in Employment Act or a challenge to the validity of the release of claims under the Age Discrimination in Employment Act.

7. Nondisparagement. The Executive agrees that neither he nor anyone acting by, through, under or in concert with him shall at any time in the future disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees, services, products or business. The Parties agree that it would be difficult, if not impossible, for the Company to demonstrate the amount of actual damages flowing from a breach of this provision. Therefore, the Parties agree that if the Executive breaches this Paragraph 7, then the Company shall be entitled to liquidated damages per breach of $10,000, in addition to reasonable attorneys’ fees and costs incurred in establishing the breach. The Parties further agree that any assertion that the Executive has breached this Paragraph 7 shall be submitted to a single neutral arbitrator affiliated with AAA in Santa Clara County, California, said arbitrator to be chosen by mutual agreement or, if the Parties are unable to agree, by AAA, in accordance with its procedures for the selection of arbitrators. Each Party shall submit letter briefs not to exceed three pages, and declaration evidence in support of its position, and shall submit the matter to hearing upon ten business days’ notice.

8. Cooperation. The Executive agrees to give reasonable cooperation, at the Company’s request, in any pending or future litigation or arbitration brought against the Company and in any investigation the Company or any third party may conduct. The Company shall reimburse the Executive for reasonable out-of-pocket expenses incurred by him, as a result of the Company’s request that the Executive cooperate with it pursuant to this Paragraph 8.

9. Confidential Information; Return of Company Property.

(a) The Executive will not divulge to unauthorized persons, or use for any unauthorized purpose, any “Confidential Information,” as such term is defined in the Proprietary Information and Inventions Agreement, executed by the Executive.

(b) The Executive agrees that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data and other papers and records of every kind which he created, or which came into his or her possession, at any time during his or her employment by the Company, relating in any way to the business of the Company, are the sole and exclusive property of the Company (the “Company Documents”). The Executive shall deliver all Company Documents to the Company within five (5) business days of the Termination Date.

(c) The Executive shall return to the Company within five (5) business days of the Termination Date all equipment of the Company in his or her possession or control.

10. Agreement Not to Solicit Company Employees. The Executive agrees that, for a period of one (1) year after the Resignation Date, he will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

11. Taxes. To the extent any taxes may be payable by the Executive for the benefits provided to him by Severance Plan beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims, liabilities, fines or penalties, and associated reasonable attorneys’ fees and costs, resulting from any failure by him to make payments required of the Executive.

12. In the Event of a Claimed Breach. All controversies, claims and disputes arising out of or relating to the Executive’s employment by the Company, or the termination of that employment, the Severance Plan, or this Release shall be resolved by final and binding arbitration before a single neutral arbitrator in Santa Clara County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within 14 (fourteen) days after the filing party has given notice of such breach to the other party. The Company shall pay all administrative costs of the arbitration and arbitrator fees. Unless otherwise prohibited by law, the arbitrator shall award the prevailing party costs, reasonable attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them under Paragraph 9 hereof, and that in the event of any such failure, the aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Any such Party shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Paragraph 9 of this Release, none of the Parties hereto shall raise the defense that there is an adequate remedy at law.

13. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

14. Notices. All notices, demands or other communications regarding this Release shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:

TiVo Inc.

2160 Gold Street

Alviso, CA 95002-2160

Phone: (408) 519-9100

Fax: (408) 519-5330

Attn: Chief Executive Officer

(b)	If to the Executive:

[insert]

15. Severability. Except as otherwise specified below, should any portion of this Release be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Release, which shall otherwise remain in full force and effect. If any portion of this Release is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever the Executive’s obligation to provide the binding release to all entities intended to be released hereunder in exchange for the Severance Benefits.

16. Understanding and Authority. The parties understand and agree that all terms of this Release are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

17. Integration Clause. This Release, the Proprietary Information and Inventions Agreement executed by the Executive, and the Severance Plan contain the entire agreement of the parties with regard to the Executive’s employment and the terms of separation thereof, and supersede and replace any prior agreements as to those matters. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by the Executive and the Chief Executive Officer of the Company.

18. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	TiVo Inc.

[insert name]	By:	[insert name]
	Title:	[insert]